Exhibit 23.1

Independent Auditors' Consent

To eCollege.com:

We consent to the incorporation by reference in the registration statement (No. 333-34326) on Form S-8 of eCollege.com of our report dated January 31, 2003, with respect to the consolidated balance sheet of eCollege.com as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of eCollege.com.

/s/ KPMG LLP

Denver, Colorado

March 27, 2003